Exhibit 99.2

INFORMATION ABOUT SVRE

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our” or “the Company” refer to SVRE Holdings Ltd. and its subsidiaries, collectively, as they currently exist.

The Business

We operate one of the largest known ionic clay rare earth deposits outside of Asia. Rare earth elements (“REEs”) and the corresponding rare earth oxides (“REOs”) are fundamental inputs to a broad range of advanced technologies across sectors including defense, aerospace, energy, transport and robotics. From the Pela Ema deposit, we produce all four critical magnetic REEs: dysprosium (“Dy”), terbium (“Tb”), neodymium (“Nd”) and praseodymium (“Pr”).

Nd and Pr are crucial inputs for neodymium-iron-boron (“NdFeB”) permanent magnets. NdFeB magnets are the most widely used type of rare earth magnets and are critical for many advanced technologies, including electric vehicle (“EV”) motors, drones, defense systems, medical equipment, wind generators and robotics. Dy and Tb are critical additives that allow magnets to maintain high magnetic strength and resist demagnetization in high-temperature, high-performance applications such as EV motors and wind generators.

The Company’s ionic clay deposit offers advantages compared to hard-rock deposits, including: (i) reliance on shallow open pit mining, (ii) soft ore that allows free digging without crushing or milling, (iii) a relatively high share of heavy REEs, (iv) low in-situ radioactivity, (v) low energy consumption and related carbon emissions, and (vi) ore processed with mild reagents such as sodium chloride (i.e., table salt) or ammonium sulfate, a common fertilizer.

We expect global demand for REOs to grow significantly over the next 25 years, driven primarily by demand for permanent magnets associated with, among other things, the transition to EVs and renewable energy. In 2025, China continued to be the largest contributor to the global REO market. Companies and governments are increasingly prioritizing diversification and security of their supply chains for critical materials, with related national security implications illustrated by U.S. Government efforts to onshore production in industries deemed critical, including those that require rare earth minerals. Public and private interests are also increasingly demanding sustainability throughout production value chains.

Our mission is to enable and accelerate the development of new technologies dependent on REEs. Our vision is to become a leading, responsible provider of REEs and associated products, and to play an active role in the development of supply ecosystems for critical end-use markets, including energy, transport, medical, specialty alloys and defense, while delivering value to our shareholders, employees, communities and other stakeholders.

We process our ore at Pela Ema to produce a mixed rare earth carbonate (“MREC”), which is simpler and lower-cost to separate than the mineral concentrate typically produced at hard-rock deposits. Sales of MREC commenced in 2024 with multiple customers, who separate the constituent REOs and sell them to various end users. During 2025, the Company limited sales to facilitate an optimization and growth project described below.

On April 20, 2026, SV Management Switzerland AG (the “Seller”), a wholly owned subsidiary of the Company, entered into a long-term offtake agreement (the “Offtake Agreement”) with US SIIE, LLC (the “Buyer”), a special purpose vehicle capitalized by the U.S. government and private capital sources. The Offtake Agreement provides for the sale and purchase of 100% of Phase I production from the Pela Ema facility of Nd, Pr, Dy and Tb (collectively, the “Products”) on a take-or-pay basis. The term of the Offtake Agreement continues until the earlier of: (i) the date the Seller has delivered Products derived from 198 million metric tons of run of mine ore; and (ii) 20 years after the Pela Ema facility commences commercial operations. The Offtake Agreement includes guaranteed minimum floor prices for each of Nd, Pr, Dy and Tb, as well as mechanisms for shared upside. The Buyer intends to resell the Products to entities that will separate and process the Products for sale to companies serving end markets and applications.

The Company retains the option to develop separation facilities and to deliver Product to Buyer as higher-value products such as separated oxides. The Company also has the ability to monetize elements that do not currently form part of the Products, including Yttrium.

History of Ownership and Current Operations

Serra Verde Pesquisa e Mineração Ltda. (“SVPM”), the operating subsidiary of the Serra Verde Group, was acquired by Denham Capital in 2011. Over the following nine years, SVPM completed exploration and studies at Pela Ema. Construction of integrated processing facilities commenced in 2020. In 2022, Vision Blue Resources Limited and The Energy & Minerals Group made their initial investments in the Company, contributing mining industry experience and management expertise to advance the development of Pela Ema. Commissioning, first production and sales of MREC occurred during 2024. Since SVPM’s acquisition by Denham Capital in 2011, more than $1 billion of capital has been invested in Pela Ema.

All permits necessary to operate the Pela Ema facility at current Phase I capacity are in place, a process that can take an average of 20 years for a mine in Brazil. Expansion to Phase II will require additional licenses and approvals as described under “Environmental, Health and Safety Matters” below.

An optimization and growth project launched in 2024, which is on-going, aims to increase efficiency and production capacity, with corresponding reductions in aggregate and per unit costs. A product optimization project, also underway, will evaluate additional processing to reduce impurities and the already low, naturally occurring radionuclides in the MREC. Following completion of these projects and ramp-up later in 2026, production of total rare earth oxides equivalent from Phase I is expected to average approximately 6,400 metric tons per year over the life of the mine. The Company plans to evaluate additional opportunities to increase Phase I production and reduce costs through, among other options, larger mining vehicles, long-distance conveyor belts and optimizing use of reagents.

Production Expansion Opportunity

The Company’s current mine plan for Pela Ema relies on less than half of the total estimated mineral resource. This represents a potential opportunity to double production from the same mineral deposit while preserving a similar mine life. In connection with this opportunity, the Company is investigating the use of direct ionic exchange as part of processing. Direct ionic exchange, which is not in-situ leaching, has the potential to significantly reduce capital and operating costs associated with the incremental facilities necessary to support a doubling of production capacity. If pursued and successfully implemented, these plans could be operational as early as 2030.

Downstream Expansion Opportunity

The Company is evaluating opportunities to extend its business beyond mining and MREC production into the midstream and downstream rare earth value chain. The strategic rationale is supported by both market and geopolitical developments. Vertical integration could allow the Company to capture additional margin along the value chain, reduce geopolitical risk, and serve a growing pool of customers seeking diversified, traceable, and responsibly produced rare earth products. Although Phase I production from Pela Ema is fully allocated to the Offtake Agreement, the agreement provides the Company with the option to deliver more advanced rare earth products such as separated rare earth oxides, which the Company expects to investigate in close alignment with the Buyer. A potential Phase II expansion could double production by 2030, providing additional feedstock to support downstream investments.

The Company has the option to develop or acquire its own separation facility. From there, the value chain extends into metals, alloys, and permanent magnet production, which the Company may pursue through joint ventures, partnerships, standalone structures, or strategic transactions. The Company may also consider consolidation opportunities with other producers of heavy REE deposits given the Company’s know-how in heavy REE and ionic clay deposits.

Pela Ema has been recognized as a project of interest by the Minerals Security Partnership. On January 21, 2026, the Company secured a $565 million financing package from the U.S. International Development Finance Corporation. In addition, the Company has secured the Offtake Agreement, which includes guaranteed minimum floor prices for each of Nd, Pr, Dy and Tb, which the Company believes helps de-risk cash flows.

Our Strengths

Significant Resource Base: The Pela Ema deposit is one of the most significant ionic clay rare earth deposits outside of Asia. Based on the current Phase I mine plan, the resource supports a projected mine life of more than 20 years. The resource contains a relatively high share of the heavy REOs essential to permanent magnet production.

Strategic Location: The Pela Ema facility is located in the State of Goiás, Brazil, an established mining jurisdiction with developed infrastructure. The facility has direct highway access to the Santos and Salvador ports, among others, as well as proximity to clean water sources and two major hydroelectric power plants, which support reliable, low-carbon operations.

Cost-Effective Operating Approach: Because ionic clay ore does not require blasting, crushing or milling, the Company benefits from a relatively simple, scalable operating model. A potential Phase II expansion could double production by 2030 and may further enhance scale and unit cost performance.

Sustainability Profile: The Company’s operations feature a relatively low carbon footprint, recirculation of approximately 90% of process water (recovered from the thickener and press filters), tailings management compliant with the Global Industry Standard on Tailings Management (“GISTM”), and low in-situ radioactivity. The Company has invested more than $1 million in social programs and reports more than 13 million person hours and 1,000 consecutive days without a lost time injury as of the date of this document.

Strategic Market Position: Pela Ema is the most significant ionic clay rare earth asset outside of Asia. The facility is fully permitted for Phase I, constructed and currently ramping up. We expect Pela Ema to contribute a significant share of heavy REE production outside of Asia. The project has been recognized as a project of interest by the Minerals Security Partnership. On January 21, 2026, the Company secured a $565 million financing package from the U.S. International Development Finance Corporation to reimburse the Company for capital expenditures incurred. In addition, the Company has secured the Offtake Agreement, which includes guaranteed minimum floor prices for each of Nd, Pr, Dy and Tb, which the Company believes helps de-risk its cash flows.

The Pela Ema Facility

At Pela Ema, we operate an open-pit mine containing one of the world’s most significant ionic clay rare earth deposits outside of Asia. In addition to the mine, the Pela Ema facility includes associated infrastructure supporting mining and processing operations, including stockpiles, ion exchange, filters, and thickener facilities, a tailings filter plant, dry-stack tailings, as well as laboratories to support research and development activities, administrative buildings, warehouses and support buildings.

Processing at Pela Ema includes five primary process steps: screening, ion exchange, press filters and precipitation, thickening, and concentrate press filters. Our use of a dry-stack tailings process allows recycling of the process water recovered from the thickener and press filter steps, and eliminates the need for high-risk wet tailings ponds and traditional impoundment dams. Approximately 90% of our process water is recirculated.

Tailings consist of the oversize ore separated at the screening plants, as well as the filter cake generated at the central processing plant. Such material is deposited at the dry-stack facility, which is GISTM compliant. Subject to receipt of the necessary permits, we expect to backfill approximately 50% of the oversize ore into mined-out pits. Backfilling is expected to reduce tailings handling costs and provide environmental rehabilitation benefits. Oversize material contains a relatively low share of ionic absorption clay but contains primary REE minerals, allowing for potential future production of concentrate (e.g., monazite or xenotime) or REE concentrate in a similar way to hard-rock deposits. Studies are proposed to consider the opportunity for additional production from the processing of this material.

The Pela Ema facility is located approximately 30 kilometers west-northwest of the city of Minaçu, in the State of Goiás, central Brazil. Highways BR-050 and BR-153 provide access to the Santos and other ports. Product is typically transported from the Pela Ema facility by truck to the Port of Santos, the largest port in Brazil and the Company’s primary delivery point.

The Company has access to clean water sources and two major hydroelectric power plants, supporting reliable, low-carbon operations at Pela Ema, with approximately 90% of process water recirculated.

The Pela Ema facility is located on a mineral tenement portfolio held by SVPM in the municipality of Minaçu, in the northern part of the State of Goiás, Brazil. The “directly affected area” authorized under Installation License No. 284/2019 covers 4,362.62 hectares (approximately 10,780 acres) of potential area to be exploited, grouped across seven mining processes. Lands surrounding the Pela Ema facility are predominantly private rural properties, with land use dominated by pasture and limited cropping. Pela Ema is located far from ecologically or socially sensitive areas in the Amazon. The granted mining concessions and authorized licenses provide land for mining, processing, ancillary facilities and expansion capacity.

The Pela Ema deposit is an REE- and yttrium-rich weathered granite containing xenotime, monazite and other REE-bearing minerals. The enrichment occurs in the lateritic profile. The upper mottled zone is reddish-brown, heavily degraded rock rich in iron and minerals such as quartz, re-precipitated iron hydroxides and clays. The mottled zone transitions into saprolite, the main REE bearing horizon, with an average thickness of 4.5 meters. Saprolite is reddish to whitish and less degraded. REEs have been absorbed primarily onto kaolinite, illite, montmorillonite and gibbsite clays, typically representing between 15% and 40% of the saprolite mass. The lowest layer, saprock, is variably developed and most evident in the central plateau. It is the transition between the saprolite and bedrock that has a moderate clay and REE content.

Customers

The entirety of Pela Ema’s Phase I production is allocated to the Offtake Agreement. The Buyer is contractually obligated under the Offtake Agreement to purchase all of our MREC product on a take-or-pay basis (meaning the Buyer is obligated to pay for the Products even if it is unable or unwilling to take delivery). The Buyer may sell the Products it acquires under the Offtake Agreement to third-party customers globally, which will process and resell these further processed products.

Suppliers

We use certain reagents in our processing facilities, which are purchased from third-party suppliers. These reagents are subject to pricing volatility and supply availability. In the event of a supply disruption, we believe alternative reagents could be sourced. We may not be able to pass increased reagent prices through to our customers in the form of price increases. A significant increase in price, decrease in availability or restriction on use of these reagents could materially increase our operating costs and adversely affect our profit margins.

Competition

The rare earth mining and processing markets are capital intensive and competitive. Outside of the major rare earth producers in China, two other producers operate at scale: MP Materials Corp. and Lynas Rare Earths Ltd. Certain of our competitors have greater financial resources and other strategic advantages relative to the Company.

Increased production from the Pela Ema deposit, alongside production increases from other producers, may lead to predatory pricing or competitive responses. Any increase in rare earth products exported from other nations and increased competition (whether legal or illegal) could result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability. Certain Chinese competitors have historically produced at relatively low costs due to domestic regulatory factors, including less stringent environmental regulations. For example, certain Chinese producers use wet-tailings storage, which is significantly less expensive but more harmful to the environment than the dry-stack tailings approach we use. Even upon successful completion of our optimization and growth projects at the Pela Ema facility, if we are unable to achieve our anticipated cost of production, then strategic advantages held by competitors, such as lower labor and production costs, could have a material adverse effect on our business. As a result, we may not be able to compete effectively against current and future competitors.

Consistent with U.S. Government critical minerals policy, the minimum floor prices for each of Nd, Pr, Dy and Tb under the Offtake Agreement are intended to mitigate certain of the foregoing risks by helping to de-risk cash flows.

Environmental, Health and Safety Matters

We are subject to extensive Brazilian federal, state and municipal laws, regulations and permits applicable to mining and mineral processing, including those covering employee health and safety, air emissions, greenhouse gases (“GHG”) emissions, water usage and discharges, waste management, handling of hazardous and radioactive substances, soil and groundwater remediation, land use, and reclamation. Compliance has a significant effect on our results of operations and competitive position, and we expect to continue to incur significant operating and capital expenditures for monitoring, compliance, pollution control equipment, permitting and infrastructure upgrades. Future laws or changes in interpretation or enforcement could involve substantial additional costs or delay, limit or prohibit operations.

Permits and Approvals

The Pela Ema facility is subject to environmental licensing by the State Secretariat for Environment and Sustainable Development of Goiás (“SEMAD/GO”) under the shared competence framework of Complementary Law No. 140/2011 and Technical Cooperation Agreement No. 64/2023 between SEMAD/GO and the Brazilian Institute of Environment and Renewable Natural Resources (“IBAMA”). Environmental licensing is governed by CONAMA Resolution No. 237/1997 and Federal Law No. 6,938/1981 (environmental policy). Mining activities are also subject to federal oversight by the National Mining Agency (ANM) under Decree-Law No. 227/1967 (the Brazilian Mining Code).

We hold the necessary environmental licenses to operate Pela Ema, including Corrective Operating License No. 225/2023, issued by SEMAD/GO on December 15, 2023 and valid through October 18, 2028, authorizing extraction at Fazenda Capão Grande and Fazenda Alto da Boa Vista in Minaçu, Goiás. The license imposes conditions covering water quality monitoring, erosion control, vegetation recovery, effluent management, fauna and flora conservation, mine closure planning and periodic reporting.

Expansion projects may require new licenses, environmental impact assessments and environmental impact reports. Failure to obtain, maintain or renew licenses could delay or restrict operations and result in fines or penalties.

Mine Health and Safety Laws

Mining operations in Brazil are governed by Law No. 6,514/1977 (occupational safety and health), Regulatory Standard NR-22 of the Ministry of Labor and Employment (standards for training, mining procedures, blasting and equipment), and other federal and state regulations. New or more stringent rules could increase our operating costs.

We maintain a comprehensive safety program. Employees and contractors must complete initial and annual refresher safety training, and our Stop Work Authority program empowers any employee or contractor to halt work they deem unsafe.

Workers’ Compensation

We compensate employees for work-related injuries and occupational diseases under Law No. 8,213/1991 (social security benefits) and the Consolidation of Labor Laws, including mandatory contributions to the National Social Security Institute (INSS) for Work Accident Insurance. Costs vary with accident frequency and claim handling. We also maintain additional insurance for our Minaçu, Goiás operations and administrative facilities.

Surface Mining Control and Reclamation

Our environmental licenses, approved mining plan, plan for recovery of degraded areas and applicable laws set operational, reclamation and closure standards, and require us to restore the surface area on completion of mining. As of December 31, 2025, we have recorded a liability of approximately $4.4 million for decommissioning, reclamation and restoration of Pela Ema.

Water Usage and Pollution Control

Federal Law No. 9,433/1997 (water resources policy), state regulations and CONAMA Resolutions Nos. 357/2005, 430/2011 and 503/2021 govern water usage and effluent discharges from our operations. We hold all required water resource use authorizations, which establish wastewater management standards and require ongoing monitoring, sampling and reporting as preconditions for issuance and renewal.

Air Pollution Control

Our operations are regulated under Federal Law No. 6,938/1981 (environmental policy), CONAMA Resolutions No. 003/1990 (air quality) and No. 382/2006 (industrial emissions), and SEMAD/GO regulations. We operate the air pollution control devices required by our licenses and generally must obtain licenses before installing new sources of air pollution.

Our operations also emit GHGs and are subject to Law No. 12,187/2009 (climate change policy), with GHG regulation continuing to evolve. New GHG rules could require license modifications, additional pollution controls or higher operating costs (including indirectly through energy prices), but may also increase demand for rare earth products used in clean-technology applications such as EVs and wind turbines.

Hazardous and Radioactive Substances and Wastes

Federal Law No. 6,938/1981 (environmental policy) and Federal Law No. 9,605/1998 (environmental crimes) impose strict liability, without regard to fault, on parties contributing to releases of hazardous substances, and may apply to properties we or our predecessors currently or formerly owned, leased or operated, or to which waste was sent.

Rare earths contain naturally occurring radioactive materials, including thorium and uranium. Their handling and disposal is regulated by the National Commission for Nuclear Energy, from whom we hold an operating license.

Solid and hazardous waste from processing, remediation and facility expansion is managed under Law No. 12,305/2010 (National Solid Waste Policy) and SEMAD/GO regulations.

Biodiversity and Land Use

Brazilian law establishes protected areas and land use restrictions that may affect our operations, including Law No. 9,985/2000 (protected areas), Law No. 5,197/1967 (wildlife protection) and Law No. 12,651/2012 (forests), which mandates preservation areas and reserves and requires SEMAD/GO authorization for vegetation suppression.

Before disturbing new land, we conduct a biological survey for nesting birds, protected vegetation and protected animals. To date, no surveys have identified species with conservation status or protected habitat on or near our ore reserve, although several Cerrado fauna species are protected in the surrounding area. Under our licenses and approved plan for recovery of degraded areas, we stockpile topsoil and vegetation for revegetation, supplemented by broadcast seeding with native, locally adapted seed and planting of seedlings and shrubs in compliance with state and municipal rules on the removal of native Cerrado vegetation.

Other Environmental Laws

We are also required to comply with numerous other Brazilian federal, state and municipal environmental laws, including Complementary Law No. 140/2011 (protection of notable natural landscapes, and the protection of flora, fauna and ecosystems), Federal Law No. 12,305/2010 (solid waste), Federal Law No. 12,651/2012 (forests) and Federal Law No. 9,605/1998 (environmental crimes).

Employees

As of December 31, 2025, we had approximately 350 employees and an additional 260 individuals engaged through contractors and working exclusively for the Company. We anticipate hiring an additional 300 full-time employees as part of our ramp-up to full Phase I capacity of approximately than 6,400 metric tons per year of total rare earth oxides.

Certain of our employees in Brazil are covered by collective-bargaining arrangements customary in the Brazilian mining industry. We consider our relationships with our employees and their representative organizations to be constructive.

Legal Proceedings

From time to time, we may be subject to legal and governmental proceedings and claims in the ordinary course of business. We are not currently a party to any material legal or governmental proceedings and, to our knowledge, none is threatened.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis (“MD&A”) should be read in conjunction with the audited Consolidated Financial Statements for the year ended December 31, 2025 and notes thereto (the “Consolidated Financial Statements”). The financial information included therein was prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and presented in United States Dollars.

The MD&A contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. In some cases, these statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “will,” and “would,” or the negative thereof or other comparable terminology. Forward-looking statements include, but are not limited to, statements regarding the development and construction of SVRE’s integrated mining and processing project in Minaçú, Goiás, Brazil, expected Project (as defined below) completion timing, production targets, financing plans, currency exchange rate impacts, and our liquidity and capital resources. Forward-looking statements are subject to a number of risks and uncertainties, including but not limited to: risks related to construction, commissioning, and ramp-up of the Project; risks related to mineral exploration and production in Brazil; fluctuations in foreign currency exchange rates, in particular the Brazilian Real relative to the U.S. dollar; commodity price volatility; regulatory and permitting risks; our ability to obtain additional financing on acceptable terms or at all; and other factors. Actual results may differ materially from those anticipated.

Executive Overview

The Serra Verde Group, including SVRE Holdings Ltd. (the “Company” and, together with its subsidiaries, the “Group,” “SVRE,” “we,” “our” and “us”), is developing Pela Ema (the “Project”), one of the largest known ionic-clay Rare Earth Element (“REE”) deposits outside of Asia. Ionic clays can be mined with low-cost open pit mining techniques and processed using simple, low energy and environmentally benign technologies and reagents.

The Project is located in an established mining area in central Brazil in the state of Goiás. SVRE has access to a skilled workforce from the nearby town of Minaçú and mine operations are close to existing transport, renewable power, water and other infrastructure. The Project revolves around a large, long-life deposit containing an elevated proportion of high value heavy and light REEs, including neodymium (Nd), praseodymium (Pr), terbium (Tb) and dysprosium (Dy), that are key to permanent magnet production as well as applications in the automotive, energy, aerospace and defense, robotics, healthcare, and other critical industries.

SVRE has secured all permits required for the Project, which is designed to produce a Mixed Rare Earth Carbonate (MREC). As of December 31, 2025, the Project remains in the development stage and has not yet achieved the milestones necessary to be considered operational. We are currently implementing a process optimization and growth project that we expect will result in higher production capacity, a sustained lower operating cost profile and enhanced product quality. We expect to complete construction and commence commercial operations in 2027.

While revenue increased significantly in 2025 compared to 2024, we remain in the pre-operational stage and are not yet producing at the scale of production necessary to fund ongoing operations. We remain in a net loss position and continue to fund our operations and capital expenditure primarily through our cash position and third-party financing arrangements.

Recent Developments

Interim Funding/Cost Overrun Facility

On January 12, 2026, SVRE entered into an interim funding and cost overrun facility with OMF Fund III (F) Ltd. and certain shareholders (the “Interim Facility”) to fund near-term construction expenditures and cost overruns at the Project. In connection with the Interim Facility, the Company issued warrants (the “warrants”) to the shareholder lenders to purchase 1,028,571 ordinary shares of the Company at an exercise price of $0.01 per ordinary share. The warrants are exercisable upon specified triggering events (including a public offering or a company sale), subject to their terms. The balance of $18 million under the Interim Facility (including principal and accrued interest) was repaid in full on March 6, 2026 with proceeds of the first drawdown of the DFC Facility (defined below).

DFC Senior Secured Term Loan Facility

On January 21, 2026, SVRE entered into a senior secured 12-year term loan facility with the DFC of up to $565.0 million (the “DFC Facility”). The DFC Facility is structured in tranches and is intended to fund the debottlenecking and optimization Project. The DFC Facility also permitted proceeds of the DFC Facility to be used for the repayment of the Interim Facility and OMF Credit Agreement, (as defined below) and the redemption of the OMF Class A Preferred Shares (as defined below).

Interest under the DFC Facility accrues at a floating rate based on SOFR plus a 4.0% spread. The DFC Facility includes, among other charges, a commitment fee on undisbursed amounts, a facility fee, and an annual maintenance fee. The DFC Facility is secured by the assets of SVRE and each of its subsidiaries, and is guaranteed by Serra Verde Pesquisa e Mineração Ltda. (“SVPM”) and each of SVRE’s other subsidiaries. In connection with the DFC Facility, SVRE agreed to issue warrants to DFC for shares equivalent to 12% of the fair market value of SVRE at the time of exercise. SVRE expects to draw on the DFC Facility in accordance with a construction drawdown schedule tied to defined milestones. The first drawdown of $325.0 million of the DFC Facility occurred on March 6, 2026. The term of the DFC Facility will be extended to 15 years in connection with certain conditions precedent defined in the Offtake Agreement.

Offtake Agreement with the United States Government

On April 20, 2026, SV Management Switzerland AG (the “Seller”), a wholly owned subsidiary of the Company, entered into a long-term Offtake Agreement (the “Offtake Agreement”) with US SIIE, LLC (the “Buyer”), a special purpose vehicle capitalized by the U.S. government and private capital sources. The Offtake Agreement provides for the sale and purchase of 100% of Phase 1 production from the Company’s mine and processing facility in Brazil (the “Facility”), Neodymium (Nd), Praseodymium (Pr), Dysprosium (Dy), and Terbium (Tb) in the form of mixed rare earth carbonate (collectively, the “Products”). The term of the Offtake Agreement will continue until the earlier to occur of: (i) the date the Seller has delivered the Products derived from 198,000,000 metric tons of run of mine ore; or (ii) the date that is 20 years after the Facility commences commercial operations. The terms of the Offtake Agreement include guaranteed minimum floor prices for each of Neodymium, Praseodymium, Dysprosium and Terbium, as well as mechanisms for shared upside. The Buyer intends to resale the products to entities who will separate and process the products for sale to companies serving all end markets and applications.

Merger Agreement with USAR

On April 19, 2026, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) with USA Rare Earth, Inc. (“USAR”), Middlebury Merger Sub Ltd., an indirect wholly owned subsidiary of USAR (“Merger Sub”) and Serra Verde Rare Earths Ltd., acting in the capacity of shareholder representative. Pursuant to the Merger Agreement, and subject to the satisfaction of customary closing conditions and receipt of required regulatory approvals, the Company will merge with and into Merger Sub, with Merger Sub surviving as an indirect, wholly owned subsidiary of USAR (the “Merger”). The Merger is expected to close in the third quarter of 2026.

The aggregate consideration to be received by SVRE’s shareholders at closing consists of (i) US$300,000,000 in cash and (ii) 126,849,307 shares of Common Stock. Based on USAR’s share price of US$19.95 as of April 17, 2026, the implied total transaction value is approximately US$2.8 billion. Upon closing, SVRE’s shareholders will own approximately 34% of USAR on a pro-forma basis. Completion of the Merger is subject to certain closing conditions.

Upon closing, all outstanding warrants will be automatically exercised and converted into ordinary shares immediately prior to the Merger. All outstanding RSUs and SARs, whether vested or unvested, will accelerate in full and be cancelled in exchange for a pro rata portion of the Merger consideration. Stock options not subject to performance conditions will be similarly cancelled on a cashless basis for Merger consideration, while performance-vesting options held by continuing service providers will be substituted with USAR RSUs subject to continued service vesting. The Company’s equity incentive plan will be terminated at closing. No fractional shares will be issued.

The Merger Agreement contains customary reciprocal representations and warranties covering, among other matters, corporate organization, capitalization, financial statements, compliance with law, tax matters, and material contracts. Except in cases of fraud, all representations and warranties will not survive the closing of the Merger and will not give rise to post-closing indemnification obligations. USAR may, at its election and expense, obtain a representations and warranties insurance policy, which, if obtained, must waive subrogation rights against the Company’s shareholders except in cases of fraud.

Shareholders receiving USAR common stock in the Merger will be subject to a phased lock-up: one-third of the shares received will be freely transferable at closing, one-third released after 90 days, and the remaining one-third after 180 days. USAR has agreed to file a shelf registration statement for the resale of all shares issued in the Merger on the first business day following closing.

Key Factors Affecting Our Performance and Financial Condition

Development Stage Status and Pre-Commercial Production Economics

We are engaged in the mineral exploitation of rare earth elements through an integrated mining and processing operation that currently produces limited quantities of MREC while the process optimization and growth project is completed, with the Project currently under construction and expected to start ramping up production later in 2026 and reach completion in 2027. This development-stage status is the single most defining factor shaping SVRE’s financial results. Although SVRE announced the commencement of commercial production of MREC from Phase I of its Pela Ema deposit in January 2024, as of December 31, 2025, SVRE has not yet achieved the milestones necessary to be considered fully operational. As a consequence, revenue for the year ended December 31, 2025 was only $2.5 million, against cost of sales of $36.1 million, producing a gross loss of $33.6 million. The magnitude of capital commitment to the Project is reflected in construction in progress of $531.9 million at December 31, 2025, compared to $418.7 million at December 31, 2024, reflecting significant investment in an asset not yet generating a commercial return. Until throughput and production volumes are sufficient to generate revenue at the scale needed to absorb operating costs, the gross loss will remain the dominant driver of SVRE’s operating performance.

Rare Earth Market Prices and Inventory Net Realizable Value Dynamics

The market price of rare earth products, particularly MREC and its constituent rare earth oxides, directly determines both the revenue achievable upon sale and the net realizable value at which inventory must be carried on the balance sheet. SVRE values its inventory at the weighted average cost or net realizable value in accordance with ASC 330, with net realizable value determined based on estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. SVRE evaluates its inventory for potential valuation adjustments at least on a quarterly basis, or sooner when events or changes in circumstances indicate that the net realizable value may be below carrying cost, including as a result of changes in rare earth market prices. Importantly, under ASC 330, once inventory is written down to its net realizable value, the reduced carrying amount becomes the new cost basis and may not be subsequently written back up, even in the event of a recovery in market prices. The financial impact of this policy has been dramatic and non-linear across periods. The elevated carrying cost of the Company’s inventories reflects the cost structure inherent to a facility not yet operating at commercial scale, where fixed and semi-fixed operating costs are absorbed by a limited volume of production, resulting in a per-unit cost of inventory that significantly exceeds what would be expected under normalized commercial operations. As a consequence, even at prevailing market prices, the net realizable value of inventory has been insufficient to recover the carrying cost in the years ending December 31 2024 and December 31, 2025, necessitating recognition of impairment expenses. During the year ended December 31, 2024, the Company recognized an inventory impairment expenses of $47.8 million related to its concentrate and in-process inventories. During the year ended December 31, 2025, the Company recognized a further inventory impairment expenses of $33.7 million on newly produced inventory, reflecting continued pressure from both below-commercial-scale production costs and rare earth market pricing conditions. Together, these charges represent a cumulative loss of approximately $81.5 million in cost of sales across the two periods.

The Ability and Cost of Financing Our Operations

The table below represents the balances for key debt and financing obligations for the years ended December 31, 2024 and 2025 as well as the year over year changes.

Debt and Financing Obligations	Year Ended December 31,		Change
(in millions, except percentage)	2025	2024	($)	(%)
OMF Credit Agreement	107	93	14	15
OMF Class A Preferred Shares	45	41	4	10
OMF Royalty Agreement	73	56	17	30

Given the pre-commercial status, SVRE has been entirely dependent on external financing to fund its operations and capital expenditure program, and the cost of maintaining that financing structure is becoming an increasingly significant factor in SVRE’s results of operations. At December 31, 2025, we have a number of financing arrangements in place with significant interest obligations. The OMF Credit Agreement (as defined below) had an opening balance of $93.0 million at January 1, 2025, with accrued interest of $14.3 million during 2025, bringing the closing balance to $107.3 million at December 31, 2025. Simultaneously, the OMF Class A Preferred Shares (as defined below) had an opening balance of $41.1 million, with accrued interest of $4.3 million added during 2025, increasing the closing balance to $45.4 million. The OMF Royalty Agreement (as defined below) had an opening balance of $55.5 million, with accrued interest of $17.7 million added during 2025, increasing the closing balance to $73.0 million. The combined accreting cost of these three instruments alone — approximately $36.6 million of interest accrued in 2025 — significantly exceeds SVRE’s total revenue and represents a compounding obligation that grows with each passing period. This financing cost dynamic is a direct reflection of the broader challenge facing development-stage critical minerals companies, namely the extended timeline from initial capital commitment to commercial production creates a period of prolonged financial exposure in which capital providers require increasing compensation for the execution risks they bear.

Foreign Currency Exchange Rate Volatility

Exchange Rates of R$ per US$	Period-End	Average	High	Low
2023	4.8413	4.9927	5.4459	4.7202
2024	6.1923	5.3905	6.1991	4.8543
2025	5.5024	5.5855	6.2086	5.2729
January 2026	5.2301	5.3380	5.4372	5.1838
February 2026	5.1495	5.2006	5.2587	5.1382
March 2026	5.2194	5.2316	5.2878	5.1596

Foreign currency exchange rate movements have historically been a key driver of variability in SVRE’s reported net loss from period to period, and this dynamic was particularly pronounced during the periods ended December 31, 2024 and 2025. Exchange variation, net, was a gain of $49.5 million for the year ended December 31, 2025, compared to $(93.7) million for the year ended December 31, 2024

The primary source of this volatility is the currency profile of Serra Verde Pesquisa e Mineração Ltda. (“SVPM”), SVRE’s Brazilian operating subsidiary, which has the Brazilian Real (“BRL”) as its functional currency. SVPM has historically carried significant intercompany liability balances denominated in U.S. dollars (“USD”), reflecting the USD-denominated financing arrangements through which the Project has been funded. Because these liabilities are denominated in a currency other than SVPM’s functional currency, they are subject to remeasurement at each reporting date. When the BRL depreciates relative to the USD, the BRL-equivalent value of these USD-denominated liabilities increases, generating a remeasurement loss that is recognized in the consolidated statement of operations as exchange variation. Conversely, when the BRL appreciates relative to the USD, a remeasurement gain is recognized. Given the magnitude of the intercompany balances outstanding, even moderate movements in the BRL/USD exchange rate can produce material impacts on reported results.

The effect of changes in foreign exchange rates on cash was $(42.8) million in 2025, compared to an income of $92.0 million in 2024, demonstrating that currency movements also materially impact reported cash balances independently of actual cash generation or consumption.

This sensitivity is a structural feature of SVRE’s business model — a largely BRL-cost, USD revenues and USD-financed mining project reporting in USD — and will remain a significant driver of reported results for as long as intercompany balances remain outstanding in a currency other than SVPM’s functional currency, and the BRL/USD exchange rate continues to experience significant fluctuation.

Cost Inflation and Access to Raw Materials

Increasing costs due to inflation or other factors beyond our control or limited access to raw materials may adversely affect our profitability. Operation of the Project will involve use of significant quantities of chemical reagents and diesel fuel. Though we may enter into long-term purchase agreements, chemical reagents, diesel and other raw materials sourced from third parties may be subject to significant volatility in cost and availability. In addition, third parties may not honor their agreements with us and/or declare force majeure, and as a result, we may need to obtain such chemical reagents from other parties at higher costs and expense and there may be a delay in obtaining such chemical reagents. Further, supply chains reliant on sea vessels, trains, and/or trucks may subject us to transportation delays in obtaining these chemical reagents. We may not be able to pass increased costs for these chemical reagents, diesel fuel or other raw materials through to our customers in the form of price increases. There can be no assurance that we will be able to purchase the necessary chemical reagents, diesel fuel or other raw materials from third parties on terms that are acceptable to us. The failure to obtain chemical reagents, diesel fuel or other raw materials as needed will have an adverse effect on our financial condition and results of operations.

Key Performance Indicators

In evaluating the performance of our business, we use the key performance indicators (“KPIs”) outlined below. However, as our business continues to evolve, the metrics that management uses to evaluate the business may change or be revised.

Summary of operational performance

	Year Ended December 31,		Change
(In units, except percentage)	2025	2024	(units)	(%)
Ore Processed (tonnes)	132,173	584,946	(452,773)	(77)
TREO Produced(1) (tonnes)	40	150	(110)	(73)
TREO Sales (tonnes)	138	11	127	1,155

Ore Processed

Ore processed represents total tonnes of ore material fed through the Company’s beneficiation facilities during the period, categorized by particle size distribution (<1mm and >1mm fractions).

This metric provides investors with visibility into production activity levels and facility utilization rates. It serves as the primary input measure for the production process and directly correlates with downstream production of MREC and TREO. Changes in ore processing volumes signal strategic or operational shifts that impact revenue generation capacity and cost structure.

Management uses ore processed as the primary operational metric to monitor production activity, evaluate facility utilization against installed capacity, plan production schedules, and assess the effectiveness of process improvements. During the process optimization and growth project implementation, this metric tracks planned production and will be used to measure the success of the production ramp-up in 2026.

Ore processed is measured by weight (tonnes) at the point of entry into the beneficiation circuit. Measurement includes all ore fed to the processing facilities regardless of ultimate recovery rates or product quality.

Ore processed declined 77% from 584,946 tonnes for the year ended December 31, 2024 to 132,173 tonnes for the year ended December 31, 2025 due to a strategic decision to curtail operations in order to (i) perform maintenance activities, (ii) focus on implementation of the process optimization and growth project, and (iii) manage operating expenditure while completing financing activities.

TREO Production

Total Rare Earth Oxide (“TREO”) production is measured in metric tonnes. This measure includes both TREO volumes in bagged MREC, our finished product, and TREO in the thickener that has been produced but not yet bagged. TREO production is an indicator of our ability to convert Ore processed into finished product that ultimately will be sold.

TREO production is the primary output measure of the Company’s operations and the basis for revenue generation. This metric allows investors to assess production efficiency, evaluate the relationship between ore input and saleable product output, and understand inventory dynamics when compared to TREO sales. It provides insight into the Company’s ability to convert ore resources into marketable product.

Management uses TREO production to monitor metallurgical performance, evaluate recovery rates from ore processing, plan inventory levels, and forecast revenue potential. This metric is critical for production planning, quality control assessment, and evaluating the technical success of process improvements implemented through the process optimization and growth project.

TREO production declined 73% from 150 tonnes for the year ended December 31, 2024 to 40 tonnes for the year ended December 31, 2025 due to a strategic decision to curtail operations in order to (i) perform maintenance activities, (ii) focus on implementation of the process optimization and growth project, and (iii) manage operating expenditure while completing financing activities.

TREO Sales

TREO sales represent the volumes in metric tonnes of TREO contained in MREC sold to customers. A unit, or MT, is considered sold once we recognize revenue on its sale as determined in accordance with US GAAP. Our TREO sales volume is a measure of our ability to convert MREC production into revenues. TREO sales volumes are our only source of revenue.

TREO sales is the direct driver of revenue and provides investors with the volume component of revenue generation. When analyzed alongside realized price, this metric allows investors to decompose revenue performance into volume and price effects. The relationship between TREO sales and TREO production reveals inventory management strategies and the sustainability of current sales levels.

Management uses TREO sales to monitor commercial performance, evaluate sales team effectiveness, track customer relationships and market share, and plan production levels to meet customer demand. This metric is essential for revenue forecasting, inventory management decisions, and assessing the Company’s competitive position in the rare earth market.

TREO sales are measured in tonnes of contained oxide content at the point of sale. Revenue recognition occurs upon transfer of control to the customer, typically at shipment or delivery depending on contract terms. Sales volumes are based on assayed oxide content in the product delivered, using the same assay methodologies applied to production measurement.

TREO sales increased 1,155% to 138 tonnes for the year ended December 31, 2025, compared to 11 tonnes for the year ended December 31, 2024. This substantial increase occurred despite a 73% decrease in TREO production during the same period, reflecting a strategic shift in the Company’s operational focus and working capital management.

The increase in sales was primarily attributable to the monetization of inventory accumulated during 2024. During 2024, the Company produced 150 tonnes of TREO but sold only 11 tonnes, resulting in significant inventory buildup. In 2025, management prioritized the conversion of this inventory into cash to support operational requirements and reduce working capital levels during the period of operational curtailment. The sale of 138 tonnes in 2025, compared to production of only 40 tonnes, resulted in a drawdown of inventory of approximately 98 tonnes.

As of December 31, 2025, TREO inventory levels were 46 tonnes, compared to 117 tonnes at December 31, 2024. The Company believes current inventory levels are appropriate to support near-term customer commitments while maintaining operational flexibility as production ramps up following completion of the capacity expansion project.

Summary of financial performance

Realized Price per Kg of TREO

We calculate the realized price per kilogram of TREO Sales for a given period as the quotient of: (i) our TREO sales revenues as determined in accordance with US GAAP for a given period, divided by (ii) our TREO sales volumes for the same period. Realized price per kg is an important measure of the market price of TREO contained in MREC and key determinant of revenue.

Realized price allows investors to understand the price component of revenue performance, separate from volume effects. This metric provides insight into market conditions, the Company’s pricing power, product quality and differentiation, and the effectiveness of commercial strategies. Management uses realized price to evaluate commercial performance, assess the effectiveness of pricing strategies, monitor market conditions and competitive dynamics.

	Year Ended December 31,		Change
(in thousands, except tonnes and percentage)	2025	2024	($)	(%)
TREO Sales (tonnes)	138	11	127	1,155
Revenues	2,486	214	2,272	1,062
Realized Price (USD/kg)	18.33	19.91	(1.58)	(5)

The average realized price per kilogram of TREO decreased 5% to $18.33 for the year ended December 31, 2025, compared to $19.91 for the year ended December 31, 2024. This decrease was primarily attributable to changes in product quality and mix, specifically a lower average TREO grade in MREC shipments and variations in the relative proportions of individual rare earth oxides contained in the product sold.

COGS Cash Cost per tonne

COGS Cash Cost per tonne is a non-GAAP operational metric calculated as (Operating Costs + Sales & Marketing Costs) divided by TREO Sales volume (tonnes). Operating Costs include cash operating expenses incurred at production facilities (labor, energy, materials, maintenance, and other direct operating costs). Sales & Marketing Costs include cash expenses related to sales activities, marketing, logistics, and customer service. The result is expressed in total dollars.

This metric is intended to provide investors with visibility into the cash operating costs associated with producing and selling TREO on a per-unit basis. Management uses this metric to evaluate per-unit cash operating efficiency and monitor cost trends relative to sales volumes.

	Year Ended December 31,		Change
(in thousands, except tonnes and percentage)	2025	2024	($)	(%)
Sales and marketing costs(1)	(251)	(72)	(179)	249
Cost of sales(1)	(2,331)	(5,855)	3,524	(60)
TREO Sales (tonnes)	138	11	127	1,155
COGS Cash cost per tonne	(18.71)	(538.81)	520.10	(97)

(1)	Excludes non-cash costs

COGS cash cost per tonne decreased 97% to $18.71 per tonne for the year ended December 31, 2025, compared to $538.81 per tonne for the year ended December 31, 2024. This significant improvement was primarily attributable to substantially higher sales volumes (138 tonnes in 2025 versus 11 tonnes in 2024), which resulted in improved absorption of fixed production costs across a significantly larger sales base as well as cost reduction initiatives.

Results of Operations

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

The following table sets forth our consolidated results of operations for the years ended December 31, 2025 and 2024:

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Revenue	2,486	214	2,272	1061.8
Cost of sales	(36,105)	(53,673)	17,568	(32.7)
Gross margin	(33,619)	(53,459)	19,840	(37.1)
General and administrative expenses	(25,803)	(25,772)	31	(0.1)
Other expenses, net	(1,440)	(104)	(1,230)	(586.2)
Financial income	2,671	3,119	(448)	(14.4)
Financial expenses	(9,873)	(1,285)	(8,588)	(688)
Foreign currency exchange, net	49,532	(93,651)	143,183	152.9
Loss before income taxes	(18,532)	(171,152)	152,620	(89.2)
Deferred tax income	—	9,943	(9,943)	(100)
Net loss	(18,532)	(161,209)	142,677	(88.5)%

Revenue

Revenue increased $2.3 million to $2.5 million for the year ended December 31, 2025, compared to $0.2 million for the year ended December 31, 2024. Revenue in both periods consisted entirely of “MREC” produced at the Project and sold under an offtake agreement. Pricing under the offtake agreement was determined by contractual formulas that reference the quantity and quality of TREO content in each shipment and prevailing benchmark market prices for individual rare earth oxides, including high-value magnet rare earths such as neodymium (Nd), praseodymium (Pr), terbium (Tb), and dysprosium (Dy).

The year-over-year increase in revenue was primarily driven by higher volumes of TREO contained in MREC sold in 2025 compared to 2024,. Higher sales volumes were partially offset by lower Realized prices. Lower average TREO grade in MREC shipments in 2025 compared to 2024 was partially mitigated by more favorable benchmark market prices for rare earth oxides during the period.

Revenue disclosed for 2025 and 2024 above was achieved under an offtake agreement that was suspended by mutual agreement in February 2026 due primarily to restricted production levels. Our last delivery under that offtake agreement was in February 2026.

Cost of Sales and Inventory Impairment

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Cost of sales	(2,331)	(5,855)	3,524	60.2
Inventory impairment	(33,774)	(47,818)	14,044	29.4

Cost of sales is comprised of all direct and indirect costs incurred in the production of MREC and related rare earth products, including mining and processing costs, reagents and consumables, labor, equipment depreciation, site overhead, and transportation costs to the point of sale, as well as inventory valuation adjustments. Excluding inventory impairment Cost of sales decreased by $3.55 million, or 60.2%, to $2.3 million for the year ended December 31, 2025, from $5.9 million for the year ended December 31, 2024. Increased fixed cost absorption and cost reduction initiatives lowered the costs of volumes sold.

The inventory impairment losses recorded reflect high per unit cost structure inherent to a facility not yet operating at commercial scale, where fixed and semi-fixed operating costs are absorbed by a limited volume of production, resulting in a per-unit cost of inventory that significantly exceeds what would be expected under normalized commercial operations. The $14.0 million lower inventory impairment loss in the year ended December 31, 2025 versus the year ended December 31, 2024 reflects lower inventory volumes at year end as well as higher realized prices

General and Administrative Expenses

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Salaries and personnel expenses	(17,223)	(16,364)	(859)	5
Professional fees	(5,995)	(5,372)	(624)	11.6
Office and facilities costs	(558)	(635)	77	12.1
Taxes	(420)	(1,015)	595	58.6
Other	(1,607)	(2,386)	780	32.7

General and administrative expenses comprise costs associated with the overall management and administration of SVRE that are not directly attributable to production or project development activities. These include salaries and personnel expenses, professional fees, office and facilities costs, taxes, and other overhead expenses incurred in support of SVRE’s corporate functions. General and administrative (“G&A”) expenses for the year ended December 31, 2025 totaled $ 25.8 million, in line with $ 25.8 million incurred in 2024. The absence of material year-over-year variation reflects a stable cost structure, with increases in certain expense categories offset by reductions in others.

Financial Income and Expenses

Financial income and expenses comprise all gains, losses, income, and expenses arising from SVRE’s financing activities and financial instruments, as distinct from its operating activities.

Financial income	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Income from financial investments	2,671	482	2,189	454
Loss (Gain) on fair value change in private placement warrants liability	—	2,637	(2,637)	(100)

Financial income decreased by $0.4 million, or 14.4%, to $2.7 million for the year ended December 31, 2025, from $3.1 million for the year ended December 31, 2024. While income from financial investments increased significantly to $2.7 million in 2025 from $0.5 million in 2024, reflecting higher cash balances throughout the year, this was offset by the fair value remeasurement of the private placement warrants liability that was recognized in 2024. In 2025, the fair value remeasurement of the private placement warrant liability resulted in a loss of $7.6 million, compared to a gain of $2.6 million in the prior year driven by changes in SVRE’s estimated equity value per share and other valuation inputs used to measure the warrants at each reporting date.

Financial expenses	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Loss on fair value change in private placement warrants liability	(7,652)	—	(7,652)	100
Interests on loans and financing	(700)	(307)	(393)	128
Interest and penalties on overdue amounts	(479)	(297)	(182)	61
Accretion expense – ARO	(278)	(223)	(55)	25
Tax on financial transactions	(228)	(124)	(104)	84
Other income (expense)	(532)	(334)	(198)	59

Financial expenses increased by $8.6 million due to a $7.6 million loss on fair value change in private placement warrants liability resulting from changed valuation inputs and assumptions, $0.4 million increase in interest on loans and financing reflecting higher outstanding loan balances.

ARO is the estimated present value of the future costs associated with the decommissioning, reclamation, and restoration of the Project site at the end of its operational life, recognized in accordance with ASC 410. The ARO liability is measured at the present value of expected future cash flows, discounted at a credit-adjusted risk-free rate, and is accredited over time as the obligation approaches its settlement date. This accretion — representing the unwinding of the discount applied to the liability — is recognized as a financial expense in the consolidated statement of operations and increases each period as the outstanding ARO balance grows. SVRE recognized ARO accretion expense of $0.3 million for the year ended December 31, 2025, compared to $0.2 million for the year ended December 31, 2024, an increase of $0.1 million, reflecting the growth in the underlying ARO liability balance and the passage of time.

Exchange Variation, Net

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Exchange variation, net	49,530	(93,651)	143,181	152.9

Exchange variation arises primarily from the remeasurement of BRL-denominated monetary assets and liabilities into U.S. dollars.

SVPM, SVRE’s Brazilian operating subsidiary, which has BRL as its functional currency, carries sizable intercompany liability balances denominated in USD, reflecting the USD-denominated financing arrangements through which the Project has been partially funded. Because these liabilities are denominated in a currency other than SVPM’s functional currency, they are subject to remeasurement at each reporting date. When the BRL depreciates relative to the USD, the BRL-equivalent value of these USD-denominated liabilities increases, generating a remeasurement loss that is recognized in the consolidated statement of operations as exchange variation. Conversely, when the BRL appreciates relative to the USD, a remeasurement gain is recognized. Exchange variation was a net gain of $49.5 million for the year ended December 31, 2025, compared to a net loss of $(93.7) million for the year ended December 31, 2024, representing a favorable change of $143.2 million. The net foreign exchange gain of $49.5 million in 2025 compares to a net foreign exchange loss of $93.7 million in 2024. These amounts are unrealized and non-cash in nature, and arise primarily from the remeasurement of U.S. dollar-denominated intercompany loan balances held by SVPM, whose functional currency is the Brazilian Real. Under applicable accounting standards, monetary assets and liabilities denominated in a currency other than the entity’s functional currency are remeasured at each reporting date using the prevailing closing exchange rate, with the resulting gain or loss recognized in the consolidated statements of operations.

The gain of $49.5 million in 2025 reflects the approximately 11.1% appreciation of the Brazilian Real against the U.S. dollar during the year, with the period-end BRL/USD rate strengthening from R$6.1923 at December 31, 2024 to R$5.5024 at December 31, 2025. This appreciation reduced the BRL equivalent of SVPM’s USD-denominated intercompany liability of $346.9 million, generating a significant unrealized remeasurement gain. Conversely, the loss of $93.7 million in 2024 reflected the sharp depreciation of the BRL against the USD during 2024, with the period-end rate weakening from R$4.8413 at December 31, 2023 to R$6.1923 at December 31, 2024, a depreciation of approximately 27.9%, which increased the BRL equivalent of the same USD-denominated obligation and resulted in a corresponding remeasurement loss.

Deferred Tax

SVRE accounts for income taxes in accordance with ASC 740, under which deferred tax assets are recognized for deductible temporary differences and tax loss carryforwards to the extent that it is probable that sufficient future taxable income will be available against which those assets can be utilized. A valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized.

As of the beginning of the year ended December 31, 2024, SVRE carried a deferred tax asset balance of $7.0 million on its balance sheet. During the year ended December 31, 2024, management reassessed the recoverability of its deferred tax assets in light of SVRE’s pre-operational status and the uncertainty surrounding the timing and magnitude of future taxable income. As a result of this assessment, SVRE recognized a deferred tax expense of $9.9 million in its consolidated statement of operations, representing the full write-off of previously recognized deferred tax assets, including both the opening balance and additional temporary differences arising during the period. This adjustment reflects management’s conclusion that, given the Project’s development stage and the absence of a near-term taxable income base, it is not more likely than not that these assets will be realized in the foreseeable future.

As of December 31, 2024 and December 31, 2025, the carrying value of deferred tax assets on the consolidated balance sheet was nil. No deferred tax provision was recognized during the year ended December 31, 2025, consistent with SVRE’s continued pre-operational status and management’s assessment that the recognition criteria for deferred tax assets have not been met. SVRE will continue to reassess this position at each reporting date as the Project advances toward commercial production

Net Loss

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Net loss	(18,532)	(161,209)	142,677	(88.5)%

Net loss improved to $(18.5) million for the year ended December 31, 2025, from $(161.2) million for the year ended December 31, 2024, an improvement of $142.7 million, or 88.5%. The primary contributors to the improvement were: the $143.2 million favorable change in exchange variation, the $3.5 million reduction in cost of sales, the $14.0 million lower inventory impairment, and the $2.3 million increase in revenue, in each case as discussed above. These improvements were partially offset by the increase in financial expenses of $ 8.6 million, mainly driven by a $7.6 million loss on fair value change in private placement warrants liability resulting from changed valuation assumptions. Although the net loss improved significantly, SVRE remains in a net loss position and is not yet generating positive cash flow from operations at a commercial scale. We expect to continue reporting net losses until the Project achieves commercial production and generates sufficient revenue to cover operating and financing costs.

EBITDA

EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) is a non-GAAP financial measure calculated as net income (loss) plus interest expense, income tax expense (benefit), and depreciation and amortization. EBITDA includes all operating revenues and expenses, including non-cash items such as inventory impairments.

EBITDA allows investors to evaluate the Company’s operational performance and cash generation capability independent of capital structure (interest), tax position (taxes), and historical capital investment decisions (depreciation and amortization). This metric facilitates comparison with industry peers that may have different financing structures, tax situations, or asset ages. EBITDA provides a proxy for operating cash flow before working capital changes and capital expenditures.

Management uses EBITDA as the primary metric for evaluating operational performance, measuring progress toward cash flow breakeven, making operational decisions regarding cost management and production levels, and assessing the effectiveness of strategic initiatives including the process optimization and growth project. EBITDA is incorporated into executive compensation programs, aligning management incentives with operational performance improvement.

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Net loss, as reported	(18,532)	(161,209)	142,677	(88.5)%
Addback:
Interest expense, net	700	307	393	128
Income tax provision or (benefit)		(9,943)	9,943	(100)
Depreciation and amortization	1,335	1,464	(129)	(9)
EBITDA	(16,497)	(169,381)	152,884	(90.2)

EBITDA loss decreased 90.2% to $16.5 million for the year ended December 31, 2025, compared to $169.4 million for the year ended December 31, 2024, representing a significant improvement of $152.9 million. This improvement was primarily attributable to higher revenues from increased TREO sales volumes, substantially lower unit costs resulting from improved fixed cost absorption and cost reduction initiatives, and a lower inventories impairment provision in 2025 compared to 2024.

Liquidity and Capital Resources

Overview

Liquidity refers to our ability to generate sufficient cash flows and to access external financing needed to meet the cash requirements of our business operations, including working capital needs, capital expenditure commitments, contractual obligations, and debt service. As a development-stage company, we do not currently generate cash flows from operations sufficient to fund our working capital requirements, capital expenditure program, or debt service obligations. Our liquidity position and our ability to continue as a going concern are therefore dependent on our ability to access external financing until the Project achieves commercial production levels sufficient to fund ongoing operations independently.

As of December 31, 2025, we had cash and cash equivalents of $2.6 million, compared to $79.2 million as of December 31, 2024. The decrease of $76.6 million reflects the combined effect of cash used in operations, continued investment in the construction of the Project, the absence of new capital raises during the year, and the adverse impact of foreign exchange movements on our BRL-denominated cash balances.

Cash used in operating activities was $(2.4) million in 2025, a significant improvement from $(189.0) million in 2024, driven primarily by a reduction in the net loss from $(161.2) million to $(18.5) million, lower inventory build of $(28.5) million compared to $(63.2) million in the prior year, and a reduction in accounts payable and accrued expenses of $8.1 million. Cash used in investing activities was $(16.2) million in 2025, compared to $(45.7) million in 2024, consisting entirely of capital expenditures for the construction of the Project, which the Company deliberately phased to preserve liquidity while the DFC Facility was being finalized. Financing activities used $(2.4) million in 2025, compared to providing $182.1 million in 2024, when the Company raised $144.3 million in capital contributions and borrowed $40.0 million under existing credit facilities. No new material financing proceeds were received during 2025. Additionally, the depreciation of the Brazilian Real against the U.S. dollar resulted in a non-cash foreign exchange loss on cash of $(60.3) million in 2025, compared to a positive effect of $92.0 million in 2024, reflecting the significant portion of our cash balances held in BRL.

Material Cash Requirements and Contractual Obligations

As of December 31, 2025, our material known cash requirements include: (i) the outstanding balance under our Credit Agreement with OMF Fund III (F) Ltd. of $107.3 million, maturing December 31, 2029, bearing interest at 10% plus the greater of 3-month SOFR or 2%; (ii) Class A Preferred Shares of $45.4 million, mandatorily redeemable on December 31, 2029, bearing a cumulative 10% return; (iii) royalty obligations of $73.0 million, representing a perpetual 2.625% royalty on sales, with annual minimum payments commencing after the first sale following March 31, 2026; (iv) lease obligations of $1.1 million; and (v) ongoing capital expenditures required to complete the construction of the Project, which had $531.9 million of construction in progress as of December 31, 2025. The Company expects to reach commercial production in 2027, and the remaining capital required to complete the Project is expected to be funded primarily through the DFC Facility.

Sources of Liquidity

The primary source of funding for the completion of the Project is the DFC Facility, a senior secured term loan facility of up to $565.0 million entered into with the DFC subsequent to December 31, 2025, pursuant to an agreement signed on January 21, 2026. The DFC Facility provides for an initial tranche of $465.0 million and an incremental tranche of $100.0 million, with a term of up to 12 years from first closing and quarterly sculpted principal repayments (subject to a potential extension to 15 years upon satisfaction of certain conditions under the Offtake Agreement). In addition, in January 2026, SVRE secured interim bridge funding of $24.0 million from its shareholders and $8.0 million from OMF, providing near-term liquidity to support operations and construction activities pending the first drawdown under the DFC Facility. Management believes that the proceeds from the DFC Facility, together with cash generated from operations as the Project ramps up toward commercial production, will be sufficient to fund the completion of the Project and meet SVRE’s obligations as they come due. However, there can be no assurance that the DFC Facility will be drawn in the amounts or on the timeline currently anticipated, or that additional financing will not be required.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
(All figures in thousands of U.S. dollars.)	2025	2024
Net cash provided by (used in)
Operating activities	(2,380)	(189,001)
Investing activities	(16,220)	(45,676)
Financing activities	(2,378)	182,089

Operating Activities

Net cash used in operating activities was $(2.4) million for the year ended December 31, 2025, compared to $(189.0) million for the year ended December 31, 2024, an improvement of $186.6 million. The substantial reduction in operating cash outflows was primarily attributable to a significant narrowing of the net loss, which decreased to $(18.5) million in 2025 from $(161.2) million in 2024. and a meaningful reduction in working capital consumption. Inventory increase declined to $(28.5) million in 2025 from $(63.2) million in 2024, a reduction of $34.7 million, as the Company more carefully managed production levels and expenditures to preserve liquidity. Accounts payable and accrued expenses provided a cash inflow of $0.4 million in 2025, compared to a cash outflow of $(8.6) million in 2024, a favorable change of $8.1 million driven by improved payment cycle management and the timing of vendor settlements.

Non-cash charges also contributed meaningfully to the reconciliation between net loss and operating cash flows. Inventory impairment charges of $33.8 million in 2025, while lower than the $47.8 million recorded in 2024, continued to represent a significant non-cash adjustment. Share-based compensation increase to $8.2 million from $7.4 million in the prior year primarily due to an increase in recognition of expenses related to stock appreciation rights (SARS) awards. Recoverable taxes were $(2.2) million in 2025 compared to $(0.2) million in 2024, driven by the timing of tax credit recoveries in Brazil.

Investing Activities

Net cash used in investing activities was $(16.2) million for the year ended December 31, 2025, compared to $(45.7) million for the year ended December 31, 2024, a reduction of $29.5 million. The decrease reflects a deliberate phasing of construction expenditures at the Project to preserve liquidity while the DFC Facility — which closed in March 2026 — was being finalized. Despite the lower pace of spending, the Project continued to advance materially, with construction in progress growing from $418.7 million at December 31, 2024 to $531.9 million at December 31, 2025. Capital expenditures remain the sole driver of investing cash outflows in both periods, underscoring the Company’s development stage profile.

Financing Activities

Net cash used in financing was $2.4 million for the year ended December 31, 2025 versus net cash provided of $182.1 million for the year ended December 31, 2024. $184.8 million of debt and equity proceeds were received in the year ended December 31, 2024 while no financing proceeds were received in the year ended December 31, 2025.

Effect of Exchange Rate Changes on Cash

The effect of foreign exchange movements on cash and cash equivalents was $(60.3) million for the year ended December 31, 2025, compared to a positive effect of $92.0 million for the year ended December 31, 2024. Because we hold a significant portion of our cash in BRL, and SVRE’s reporting currency is the U.S. dollar, movements in the BRL/USD exchange rate have a direct impact on the reported U.S. dollar value of cash and cash equivalents.

In 2025, the appreciation of the BRL against the U.S. dollar resulted in a significant reduction in the U.S. dollar equivalent of BRL-denominated cash balances. This line item is expected to remain material and volatile as long as SVRE maintains significant BRL-denominated cash balances.

Debt and Financing Obligations

The following summarizes SVRE’s material financing obligations as of December 31, 2025:

OMF Credit Agreement

On October 21, 2021, the Company entered into a credit agreement with OMF Fund II (BC) Ltd. and affiliated lenders (the “OMF Credit Agreement”), establishing a senior secured non-revolving facility that accrues interest at 9% per annum plus the greater of (i) 3 months SOFR plus 26.161 basis points and (ii) 2%, per annum. In 2025, the OMF Credit Agreement was amended to extend the maturity date to December 31, 2029, as well as the annual rate was modified to 10%, plus the greater of (i) three-month SOFR and (ii) 2% per annum. As of December 31, 2025, the outstanding balance under the OMF Credit Agreement, including accrued interest, was $107.3 million. Interest accrued under the OMF Credit Agreement has been added to the principal balance. The OMF Credit Agreement is secured by the assets of the Company and its subsidiaries. The outstanding balance of the OMF Credit Agreement was fully repaid on March 6 , 2026 with proceeds from the DFC Facility.

OMF Royalty Agreement

On October 21, 2021, the Company entered into a royalty rights agreement (as amended, the “OMF Royalty Agreement”) with OMF Fund II (F) Ltd. (who subsequently transferred all of its rights, title, liabilities, obligations and interests under the OMF Royalty Agreement to OMF Fund III (Cr) Ltd.) and TMF Canada Inc., as collateral agent. The OMF Royalty Agreement provides for the sale of royalties’ rights, over future cash flows originated from sale or other disposal of products extracted and recovered from the Project in exchange for a payment of US$ 40,000 in two tranches. The Royalty Rate on each tranche is 2.625%, subject to a decrease upon certain milestones to 2.375%. As of December 31, 2025, the total OMF Royalty Agreement liability was $73.0 million, of which $5.8 million is classified as current and $67.3 million is classified as non-current.

OMF Class A Preferred Shares Liability

The Company’s Class A preferred shares are classified as a financial liability on the balance sheet. As of December 31, 2025, the Class A preferred shares liability had a carrying value of $45.4 million. The Class A preferred shares accrue dividends/interest at a rate of 10% per annum, and the mandatory redemption date has been extended to December 31, 2029. The Class A preferred shares were redeemed on March 6, 2026 with proceeds from the DFC Facility. Together with the settlement in full of the OMF Credit Agreement, SVRE’s obligations — representing an aggregate carrying value of approximately $152.7 million as of December 31, 2025 — were extinguished. These transactions represent a significant change in SVRE’s capital structure and debt obligations following the balance sheet date.

Former Caterpillar Supplier Financing

During 2025, SVRE settled in full its outstanding obligations under an equipment financing arrangement with Caterpillar Financial Services. Accordingly, the balance outstanding under this arrangement was zero as of December 31, 2025.

Refer to Note 24 to the Consolidated Financial Statements and “Recent Developments” above for information regarding financial obligations entered by SVRE subsequent to December 31, 2025.

Capital Expenditures

Capital expenditures during the year ended December 31, 2025 consisted primarily of continued construction of the Project, as reflected in the growth of construction in progress from $418.7 million at December 31, 2024 to $531.9 million at December 31, 2025. Total property, equipment and other tangible assets, net, were $559.5 million as of December 31, 2025, compared to $444.9 million as of December 31, 2024. We expect to continue making significant capital expenditures as we complete construction of the Project. The quantum and timing of future capital expenditures will depend on Project progress, construction costs, and the availability of funding under the DFC Facility and other financing arrangements. The DFC Facility, providing for up to $565.0 million in borrowings, has been structured to fund the remaining capital requirements to bring the Project to commercial production, which we currently expect to occur in 2027. We cannot guarantee that the Project will be completed on time or on budget, or that the financing provided by the DFC Facility will be sufficient to fund all remaining capital requirements.

Critical Accounting Estimates

Our Consolidated Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles. The preparation of these Consolidated Financial Statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected. We consider an accounting judgment, estimate or assumption to be critical when (i) the estimate or assumption is complex in nature or requires a high degree of judgment and (ii) the use of different judgments, estimates and assumptions could have a material impact on our Consolidated Financial Statements. Our significant accounting policies are described in Note 3, “Significant Accounting Policies,” in the notes to the Consolidated Financial Statements. Our critical accounting estimates are described below.

Inventories

All inventories are carried at the lower of cost or net realizable value. Net realizable value represents the estimated selling price of the product in the ordinary course of business based on current and long-term metals market prices, less reasonably predictable costs of completion, disposal, and transportation.

We evaluate the carrying amount of inventory each reporting period, considering recent and expected metals market prices, forecasted production levels, and other relevant factors. This evaluation requires significant judgment, particularly given the pre-commercial production stage of our operations, during which production costs and market price fluctuations can materially affect the net realizable value of our products.

Although considerable effort is made to ensure the accuracy of our forecasts, any significant unfavorable changes in commodity prices, demand, or cost assumptions could have a material negative impact on the value of our inventories and our results of operations. We may continue to incur write-downs of our inventories until such time that we achieve commercial production at anticipated throughput levels.

See Note 4, “Inventories,” in the notes to the Consolidated Financial Statements for further information.

Mineral Properties and Mine Development

We capitalize mine development costs upon completion of a final feasibility study, when it has been determined that a mineral property can be economically developed. Capitalized mine development costs are amortized using the units-of-production method over the estimated life of the ore body, based on recoverable minerals to be mined from proven and probable mineral reserves.

This method requires significant judgment and estimation, including the assessment of the quantity and quality of proven and probable mineral reserves, expected future production rates, and the total estimated costs to develop and extract those reserves. Reserve estimates are inherently uncertain and are based on geological data, engineering assessments, commodity price assumptions, and operating cost projections.

Changes in reserve estimates are recognized prospectively and could materially affect the amortization rate and the carrying value of our mineral properties. Any significant revision to our reserve estimates, production assumptions, or the assessed economic viability of the project could result in material adjustments to our financial statements.

See Note 6, “Property and Equipment, net,” in the notes to the Consolidated Financial Statements for further information.”

Asset Retirement Obligations (“ARO”)

We recognize asset retirement obligations for estimated costs of legally and regulatory required closure, dismantlement, and reclamation activities associated with our mining operations, including general mine closure, drainage, residue dump, facilities decommissioning, and environmental rehabilitation.

In determining fair value, management makes estimates based on the expected timing of closure activities, the estimated cost of such activities as determined with the assistance of an independent engineering contractor, and a risk-free discount rate reflecting current market assessments of the time value of money. The ARO liability is subsequently increased each period through accretion expense to reflect the passage of time.

Although we base our estimates on independent engineering assessments and reevaluate our estimated timing and cash flows regularly, the inherent uncertainty in predicting future closure costs, regulatory requirements, and the long-term nature of our mining operations means these estimates are subjective and may vary over time.

See Note 14, “Asset Retirement Obligations,” in the notes to the Consolidated Financial Statements for further information.

Private Placement Warrant Liability

Our private placement warrants are classified as liabilities and remeasured at fair value at each reporting date, with changes in fair value recognized in the Consolidated Statements of Operations. The fair value is determined using a Monte Carlo simulation model, which is classified as a Level 3 measurement within the fair value hierarchy, as it relies on significant unobservable inputs.

The model incorporates key assumptions including the Company’s share price, expected volatility, risk-free interest rate, expected term, and management’s estimates of the probability and timing of a Triggering Event — defined as a Public Offering, Investor Qualified Sale, or Company Sale. The warrants are only exercisable upon the occurrence of such a Triggering Event, and the timing of that event is modeled using a Poisson distribution based on management’s judgment.

Expected volatility is estimated based on the historical volatility of a select group of peer companies, and the risk-free rate is derived from the Brazilian Treasury zero-coupon yield curve for a maturity consistent with the expected remaining life of the warrants. Given the reliance on significant unobservable inputs, changes in assumptions — particularly with respect to share price volatility, the risk-free rate, and the estimated probability and timing of a Triggering Event — could result in material fluctuations in the fair value of the warrant liability and the related gains or losses recognized in our Consolidated Statements of Operations.

See Note 16, “Private Placement Warrant Liability,” in the notes to the Consolidated Financial Statements for further information.

Royalty Agreement

The royalty agreement is accounted for as a debt instrument in accordance with ASC 470 — Debt (Sales of Future Revenues), and is measured using the effective interest method. Under this method, the carrying value of the royalty liability is determined based on the present value of estimated future royalty payments over the life of the agreement.

Because the royalty is perpetual and based on a percentage of future product revenues, the measurement of the liability requires significant judgment and estimation, including assumptions regarding future production volumes, the timing of commercial production, long-term commodity prices, and the applicable discount rate. The expected timing of the commencement of minimum annual royalty payments, which are triggered after the first product sale, also requires management judgment and directly affects the measurement of the liability.

These estimates are reviewed at each reporting period, and changes in estimated future cash flows are recognized prospectively through an adjustment to the effective interest rate. Given the long-term and perpetual nature of the royalty obligation, changes in production, pricing, or timing assumptions could have a material impact on the carrying value of the royalty liability and the related interest expense recognized in our Consolidated Statements of Operations.

See Note 11, “Royalty Agreement,” in the notes to the Consolidated Financial Statements for further information.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Risk

We will generate revenue primarily in U.S. dollars. However, our operations are conducted in Brazil, and we incur a significant portion of our operating costs in BRL, including labor, local reagents, utilities, and other site-level expenditures. We are therefore exposed to fluctuations in the BRL/USD exchange rate. A strengthening of the BRL relative to the USD would increase our operating costs in USD terms, which could adversely affect our margins and results of operations. We also incur costs and obligations denominated in Swiss Francs (“CHF”). Fluctuations in the CHF/USD exchange rate may affect the USD cost of these obligations. We use certain hedging instruments to manage our exposure to foreign currency risk. To the extent our foreign currency exposures become more material, we may enter into additional hedging transactions to manage our exposure to fluctuations in foreign currency exchange rates. The economic impact of currency exchange rate movements is often linked to variability in real growth, inflation, interest rates, governmental actions, and other factors. We continue to evaluate the need for additional currency-specific protections as our business and the market evolve.

Interest Rate Risk

DFC Loan Facility

On January 21, 2026, we entered into the DFC Facility. The DFC Facility bears interest at variable rates exposing us to interest rate risk. An increase in prevailing interest rates could increase our interest expense and adversely affect our cash flows and results of operations.

Cash Equivalents and Short-Term Investments

Our cash equivalents and short-term investments are subject to market risk due to changes in interest rates. Fixed-rate securities may have their market value adversely affected by a rise in interest rates. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates, or we may suffer losses in principal if we are forced to sell securities that have declined in market value. We have not historically entered into investments for trading or speculative purposes.

Commodity Price Risk

Our results of operations depend in significant part upon the market prices of REEs, and particularly the prices of the four magnetic REEs — neodymium (Nd), praseodymium (Pr), dysprosium (Dy), and terbium (Tb) — which together with yttrium (Y) represent the most significant portion of the economic value of our primary commercial product, MREC. Our MREC is an intermediate REE product produced from our ionic clay deposit in the municipality of Minaçu, Goiás, Brazil, and contains all four magnetic REEs at commercially meaningful grades. MREC is not quoted on any major commodities market or exchange. Product attributes vary significantly across producers, and pricing for Nd, Pr, Dy, and Tb contained in MREC is primarily benchmarked against prices for corresponding separated oxides. We expect demand for these four REEs to continue to grow, driven by the global energy transition and increasing adoption of permanent magnet motors in electric vehicles, wind turbines, robotics, and aerospace and defense applications. However, actual demand and pricing may fluctuate for numerous reasons beyond our control, including supply from other producers, new mineral discoveries, technological changes that may increase or reduce reliance on magnetic REEs for permanent magnets, shifts in demand, and actions by governments. Supply and demand dynamics for other oxides and their applications might also affect our economics.

SVRE has entered into the Offtake Agreement, which is expected to significantly mitigate the risks of commodity price fluctuations associated with our magnetic REE products by guaranteeing minimum prices of $110 per kg for Nd and Pr, $550 per kg for Dy, and $2,050/kg for Tb oxide equivalents sold under the Offtake Agreement. This arrangement is expected to allow SVRE to realize a more stable effective price for its magnetic REE products, with limited exposure to price declines. The Offtake Agreement covers 100% of SVRE’s qualifying magnetic REE output, as well as other REEs under certain circumstances, providing a meaningful measure of certainty with respect to our medium- and longer-term cash flows.

MREC is an intermediate product and we do not currently produce separated oxides at commercial scale. The realized price for our MREC is therefore derived from the blended value of its constituent REE fractions, and is subject to discounts applied relative to the price of the separated products by adjusting for separation costs and recovery yields. As we evaluate downstream processing options, including potential separation capabilities, our exposure to individual REE commodity prices may evolve.

The reagents used in our ion exchange circuit are commodity inputs subject to price volatility caused by supply conditions, weather, transportation costs, and other unpredictable factors. We have not historically used options or swap contracts to manage commodity price volatility related to reagent inputs. When possible, we seek to limit our exposure by entering into long-term supply contracts and negotiating price increase limitations.

We rely on power supplied under a Power Purchase Agreement (“PPA”). There are two nearby hydroelectric plants in the Tocantins River basin. Hydroelectric availability is subject to rainfall and drought risk. While our PPA provides pre-agreed pricing, any disruption to power supply could require us to source power from alternative, more expensive sources. Such price fluctuations may cause volatility in our results of operations and cash flows in the future.

GOVERNMENT SUPPORT AND FINANCING

USAR and SVRE are party to, or expect to enter into, the following government-related financing and offtake arrangements, each of which is relevant to the consummation of the Merger.

The Retained Finance Agreement

On January 21, 2026, SVRE entered into a Finance Agreement with the DFC, which was amended on March 5, 2026 (as further amended from time to time, the “Retained Finance Agreement”). The Retained Finance Agreement provides SVRE with a long-term debt financing to support the debottlenecking and optimization of its rare earth mining and processing operations in an aggregate committed amount not to exceed $565 million, consisting of (i) an initial loan tranche with a principal amount not to exceed $465 million and (ii) a second loan tranche with a principal amount not to exceed $100 million (the “Incremental Loan”). As of March 31, 2026, the aggregate outstanding principal amount of indebtedness of SVRE and its subsidiaries under the Retained Finance Agreement was approximately $325 million. The Incremental Loan is required to be fully disbursed prior to the closing of the Merger.

In connection with the Retained Finance Agreement, upon the disbursement of the Incremental Loan the DFC will hold warrants to purchase ordinary shares of SVRE, which warrants will be automatically exercised immediately prior to the closing. As a condition to the disbursement of the Incremental Loan, SVRE and the DFC will enter into a side letter (the “DFC Side Letter”) pursuant to which the DFC will have the right to nominate (i) a director to the board of directors of Merger Sub, and (ii) an observer to attend all meetings of the board of directors of Merger Sub, which appointments, if made, are conditions to USAR’s obligation to complete the Merger.

The transactions contemplated by the Merger Agreement require certain consents, amendments or waivers under the Retained Finance Agreement, including (i) the release of the SVRE securityholders from an equitable share mortgage granted in favor of the DFC over certain SVRE shares, and (ii) the consent from the DFC to permit the transactions contemplated by the Merger Agreement under the Retained Finance Agreement. As a condition to providing such consents, the DFC may require the surviving company to assume SVRE’s obligations under the Retained Finance Agreement and to maintain or re-create the related security interests. At this time, the DFC has not requested that USAR nor any of its subsidiaries (other than Merger Sub and its subsidiaries) provide guarantees, pledges, purchase rights or other credit support in connection with such consents.

The Offtake Agreement and Related Call Option Agreement

On April 20, 2026, SV Management Switzerland AG (“SV Management Switzerland”), a subsidiary of SVRE, entered into an offtake agreement with a special purpose vehicle capitalized by the U.S. government and private capital sources (the “Counterparty”) (as amended from time to time, the “Offtake Agreement”) for the long-term supply of rare earth materials produced by SVRE.

The Offtake Agreement contemplates the sale and purchase of 100% of the rare earth payable products produced by SVRE from the first phase of operations at the Pela Ema project, subject to limited carve-outs. SVRE’s obligation to deliver the full annual contract quantity is contingent on the full disbursement of the Incremental Loan by an agreed date; if the Incremental Loan is not so disbursed, SVRE’s delivery obligation reduces from 100% to 75% of the first phase of operations at the Pela Ema project. The Offtake Agreement provides for a term ending on the earlier of (i) the date on which deliveries by SV Management Switzerland equal the rare earth products produced from 198,000,000 metric tons of run-of-mine ore and (ii) the date that is 20 years after the date on which SVRE’s facility becomes capable of producing the contemplated products (the “Commercial Operations Date”), with mutually agreed extensions subject to the consent of the U.S. government. The purchase price for the principal payable rare earth elements is determined on the basis of contractual floor prices, escalated by 2% annually, with 70% of the excess of the prevailing market index price over the applicable floor price payable to SV Management Switzerland and certain cost savings and yield variances allocated 70% to SV Management Switzerland and 30% to the Counterparty. Prior to the Commercial Operations Date, SV Management Switzerland is required to offer to the counterparty all rare earth products available for sale, and the Counterparty is obligated to purchase such products subject to agreement on the terms and conditions for such sale. The commencement of deliveries under the Offtake Agreement is subject to the satisfaction or waiver of certain conditions precedent by an agreed long-stop date, June 12, 2026, including the execution of the Call Option Agreement, the receipt by the Counterparty of specified financial support from the U.S. government, confirmation that the Retained Finance Agreement is in place and confirmation by the U.S. government that SVRE is not owned or controlled by restricted persons; if the conditions precedent are not satisfied or waived by such date, either party may terminate the Offtake Agreement without liability.

In connection with the Offtake Agreement, SVRE, the SVRE securityholders and the Counterparty have agreed to enter into a related call option agreement, to be dated on or before the closing date (as amended from time to time, the “Call Option Agreement”).

Pursuant to the Call Option Agreement, upon the occurrence of certain specified triggering events, including, among others, the insolvency or bankruptcy of SV Management Switzerland or its mining subsidiary (subject to a carve-out where certain U.S. government entities are lenders), the voluntary cessation of all or substantially all of the mining operations at the project site for 60 or more consecutive days, breaches by SV Management Switzerland of certain obligations under the Offtake Agreement (including the change of control and assignment provisions), and events of default under new approved lender financing documents, the Counterparty shall have the option to purchase all (but not less than all) of the equity interests in SVRE held by each SVRE securityholder party to the Call Option Agreement. The purchase price would be equal to the fair market value of the equity interests, as determined by a panel of three independent experts. The Call Option Agreement restricts transfers of SVRE equity interests by the SVRE securityholders to certain third parties without the Counterparty’s prior written consent and automatically terminates upon the earliest of (i) the closing of the sale of equity interests thereunder, (ii) with respect to any SVRE securityholder party, the date on which such shareholder no longer holds any equity interests in SVRE due to a permitted transfer, or (iii) the termination of the Offtake Agreement, subject to a 180-day survival period if the Offtake Agreement is terminated by the Counterparty following a fundamental seller default. The consummation of the Merger requires the receipt of certain consents, amendments or waivers under each of the Offtake Agreement and the Call Option Agreement, including the release of the SVRE securityholders from the Call Option Agreement. It is anticipated that neither USAR nor any of its subsidiaries (other than Merger Sub and its subsidiaries) will be required to provide guarantees, pledges, purchase rights or other credit support in connection with such consents.

The Parent Loan Agreement

On January 26, 2026, USAR entered into a letter of intent with the U.S. Department of Commerce (the “DOC”) setting forth the principal terms on which USAR expects to enter into a long-term financing package with the DOC to support the development of USAR’s domestic rare earth and magnet supply chain, including the Round Top Mountain heavy rare earth elements deposit and USAR’s Stillwater magnet manufacturing facility. The financing is intended to reimburse USAR for capital expenditures incurred in connection with such development. The letter of intent contemplates that USAR and the DOC will enter into (i) a direct funding agreement among USAR, the subsidiary guarantors party thereto from time to time and the DOC, (ii) a loan guarantee agreement among USAR, the subsidiary guarantors party thereto from time to time and the DOC and (iii) a note purchase agreement among USAR, the Federal Financing Bank and the Secretary of Commerce (collectively, the “Parent Loan Agreement”).

The Parent Loan Agreement had not been entered into as of the date of the Merger Agreement. USAR expects to enter into the Parent Loan Agreement on terms consistent with the letter of intent prior to the closing of the Merger; however, the completion of the Parent Loan Agreement is subject to conditions precedent and final government approvals outside USAR’s control, and there can be no assurance that the Parent Loan Agreement will be entered into on the anticipated terms, on the anticipated timeline, or at all. If the Parent Loan Agreement has been entered into prior to the closing, the consummation of the Merger requires the receipt of any consents, amendments or waivers required thereunder in connection with the transactions contemplated by the Merger Agreement.

The Royalty Agreements

SVRE is party to two royalty agreements with affiliates of Orion Mine Finance: (i) an amended and restated royalty agreement dated as of July 11, 2022, among SVRE, as grantor, the other royalty parties named therein, OMF Fund III (CR) Ltd., as royalty holder, and TMF Canada Inc., as collateral agent (as amended, supplemented and/or otherwise modified from time to time, the “Non-Buyback Royalty Agreement”), and (ii) a royalty agreement (buyback) dated as of August 15, 2023, among SVRE, as grantor, the other royalty parties named therein, OMF Fund III (F) Ltd. (“OMF F”), as royalty holder, and TMF Canada Inc., as collateral agent (as amended, supplemented and/or otherwise modified from time to time, the “Buyback Royalty Agreement” and, together with the Non-Buyback Royalty Agreement, the “Royalty Agreements”). Under the Royalty Agreements, SVRE has granted to the applicable royalty holders a perpetual royalty interest at a royalty rate of 5.25% (in the aggregate) in respect of all products extracted and recovered from the Serra Verde rare earths projects located in Brazil.

In connection with the transactions contemplated by the Merger Agreement, the parties to the Royalty Agreements amended each Royalty Agreement to, among other things, add a definition of “Permitted Transaction” to permit the Merger, exempt the Merger from the general prohibition on Transfers, and add USAR to the schedule of additional holders. As a condition to providing such amendments to the Royalty Agreements, Orion Mine Finance will require the surviving company to assume SVRE’s obligations under the Royalty Agreements and to maintain or re-create the related security interests.

Concurrently with the execution of the Merger Agreement, SVRE and OMF F entered into a payout letter to the side letter, dated as of March 5, 2026, between SVRE and OMF F (the “Orion Side Letter”), which provided OMF F a right to receive a Post-Optimal Redemption Payment (as defined under the Orion Side Letter). Pursuant to such payout letter, OMF F confirmed that once the Post-Optimal Redemption Payment is received, SVRE’s obligation under the Orion Side Letter will be satisfied.